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                                 Exhibit 5(a)
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                   [Lewis, Rice & Fingersh, L.C. letterhead]


                                 April 1, 1998


Agribrands International, Inc.
9811 South Forty Drive
St. Louis, Missouri 63124

      Re:   Registration Statement on Form S-8 for $2,500,000 of
            Deferred Compensation Obligations under the Agribrands International, Inc. Non-Qualified Deferred Compensation Plan

Gentlemen:

      You have requested our opinion in connection with the registration of $2,500,000 of deferred compensation obligations (the "Obligations") which may be owed to a select group of management or other highly compensated employees of Agribrands International, Inc. (the "Company") or its subsidiaries pursuant to the terms and provisions of the Agribrands International, Inc. Non-Qualified Deferred Compensation Plan (the "Plan").

      As counsel to the Company, we have participated in the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Obligations. We have examined and are familiar with the Company's Articles of Incorporation, Bylaws, records of corporate proceedings, the Plan and such other documents and records as we have considered appropriate.

      Based upon the foregoing, we are of the opinion that the Obligations will, if issued and delivered in accordance with the terms and provisions of the Plan, be valid and binding obligations of the Company enforceable in accordance with the terms of the Plan. Our opinion is qualified to the extent that enforcement of the Obligations may be subject to applicable federal or state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, or other laws or court decisions relating or affecting the rights of creditors generally and may be limited by equitable principles of general applicability, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination, and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law or whether codified by statutes).

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    LEWIS, RICE & FINGERSH, L.C.

                                    /s/ LEWIS, RICE & FINGERSH, L.C